Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2020 Results

Second Quarter Highlights:

•	Total Revenue Was $354 Million, Down 3.5% Primarily Reflecting Lower Pass-Through Revenues
•	Service Revenue¹ Up 3.5% Led by Growth in Revenues from Federal Government and Commercial Energy Clients
•	Diluted EPS of $0.72; Non-GAAP EPS¹ Was $0.89
•	EBITDA¹ Increased 3.7%; Adjusted EBITDA¹ Stable Year-over-Year
•	Adjusted EBITDA Margin on Service Revenue¹ Was 12.4%
•	Contract Awards of $282 Million; TTM Contract Awards Were $1.5 Billion for a Book-to-Bill Ratio of 1.0
•	Positive Cash Flow for First Half, Substantially Above Last Year’s Levels

—Business Development Pipeline Exceeds $7 Billion—

—Reaffirms Full Year 2020 Guidance—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— August 4, 2020-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the second quarter ended June 30, 2020.

“Second quarter results demonstrated the strength and resilience of ICF’s diversified business model,” said John Wasson, president and chief executive officer. Service revenue increased 3.5% year-over-year and 2.3 percent sequentially, led by our federal government and commercial energy businesses. Favorable business mix, higher utilization and lower G&A costs drove a 3.7% year-over-year increase in EBITDA and sequential increases of 30.9% in GAAP EPS, 7.2% in Non-GAAP EPS and 28.6% in EBITDA, on revenues that were stable with first quarter levels.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“We are very pleased with our results for the period, which reflected strong execution in several key areas of focus, including IT modernization and public health in our federal markets, commercial energy advisory and implementation projects for utility clients and disaster management work. Disaster management now is expected to account for approximately $110 million in revenues in 2020, due to less client insourcing than originally expected.

“Our contract awards in the quarter largely represented new wins at existing clients, notably $13 million in new COVID-related work for federal government clients, including support to our largest client, the U.S. Department of Health and Human Services (HHS), in collecting and analyzing data as well as communicating with healthcare professionals and the general public. At the end of the second quarter our business development pipeline reached a record $7.1 billion. We also have received notice of awards with an aggregate value of over $250 million, which we expect to be included in third quarter contract wins.”

Second Quarter 2020 Results

Second quarter 2020 total revenue was $354.0 million, 3.5% below the $366.7 million reported in the second quarter of 2019. Service revenue increased 3.5% year-over-year to $261.2 million, from $252.3 million. Net income was $13.7 million, or $0.72 per diluted share in the second quarter compared to $14.6 million, or $0.76 per diluted share in the second quarter 2019.

Non-GAAP EPS was $0.89 per share compared to $0.97 per share in the year-ago quarter. EBITDA was $31.3 million, up 3.7% from $30.2 million reported in the second quarter 2019. Adjusted EBITDA was $32.5 million compared to $32.7 million reported in the comparable quarter 2019. Second quarter 2020 adjusted EBITDA margin on service revenue was 12.4% compared to 13.0% in the second quarter 2019.

Year-on-year net income and EPS comparisons reflected increased interest and amortization expense related to the ITG acquisition, which was completed on January 31, 2020, as well as a higher tax rate.

Backlog and New Business Awards

Total backlog was $2.4 billion at the end of the second quarter of 2020. Funded backlog was $1.3 billion, or approximately 53% of the total backlog. The total value of contracts awarded in the second quarter 2020 was $282 million, resulting in a trailing-twelve-month (TTM) book-to-bill ratio of 1.0. This excludes the $250 million in third quarter notice of awards noted above.

Government Revenue Second Quarter 2020 Highlights

Revenue from government clients was $246.8 million, flat year-over-year.

•

U.S. federal government revenue was $170.7 million, compared to $141.3 million in the year-ago quarter. Federal government revenue accounted for 48% of total revenue, compared to 38% of total revenue in the second quarter 2019.

•

U.S. state and local government revenue was $58.0 million, compared to $73.1 million in the year-ago quarter. State and local government clients represented 17% of total revenue, compared to 20% of total revenue for the second quarter 2019.

•	International government revenue was $18.1 million, compared to $31.6 million in the year-ago quarter, and accounted for 5% of total revenue, compared to 9% in the second quarter 2019.

Key Government Contracts Awarded in the Second Quarter

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments with an aggregate value of over $160 million. Notable awards won in the second quarter included:

IT modernization

•	Two task orders with a combined value of $8.7 million with a U.S. federal civilian agency to provide ServiceNow IT operations management configuration and customization support.
•

A task order with a value of $8.9 million with the Centers for Disease Control and Prevention (CDC) to provide emerging technology and design acceleration support services to the CDC’s Office of the Chief Information Officer.

Cybersecurity

•	A contract extension with a value of $13.0 million with the U.S. Department of Defense to provide cybersecurity defense and operations support.

Communications, Training and Technical Assistance

•

A contract with a value of $7.5 million with the U.S. National Institutes of Health (NIH), National Institute of Allergy and Infectious Diseases, to develop a website to publish new treatment guidelines for COVID-19.

•

Cooperative agreement amendments with a combined value of $7.3 million with the U.S. Department of Housing and Urban Development to provide training, product development, communications and direct technical assistance related to homelessness and community development assistance stemming from COVID-19, substance abuse and disaster recovery.

Research and Evaluation

•

A contract modification with a value of $4.4 million with the NIH, National Institute for Environmental Health Sciences for additional funding to continue providing science information management and literature-based evaluation services for its National Toxicology Program.

Program Management

•

A five-year recompete single-award blanket purchase agreement with a value of up to $22.0 million with the U.S. Department of Labor Employment and Training. Administration to provide regulatory development, economic analysis and implementation support services.

•

A task order with a value of $8.9 million with the HHS Substance Abuse and Mental Health Services Administration, Center for Behavioral Health Statistics and Quality to provide program management, systems development, user experience, data management, data analysis and maintenance support for high-traffic Drupal sites and statistical analysis systems related to mental health and substance abuse.

•	A recompete contract with a value of $5.0 million with a directorate general of the European Commission to provide management and coordination services for a European center of expertise.

Data Management and Analytics

•

A recompete subcontract with a ceiling of $4.2 million to provide the U.S. Department of Homeland Security (DHS), Office of the Chief Readiness Support Officer with data management and analytics support pertaining to DHS’ assets.

Energy and Environment

•

A contract extension with a value of up to $4.0 million with a western U.S. county to continue implementing an energy retrofit program, providing energy upgrades to multifamily customers with a focus on hard-to-reach customers and disadvantaged communities.

•	A contract amendment valued at approximately $3.5 million with a western U.S. state water authority to provide technical assistance to prepare and implement updates to a water quality control plan.

Commercial Revenue Second Quarter 2020 Highlights

Commercial revenue was $107.2 million compared to $120.7 million reported in last year’s second quarter.

•	Commercial revenue accounted for 30% of total revenue compared to 33% of total revenue in the second quarter 2019.
•	Energy markets, which include energy efficiency programs, represented 54% of commercial revenue. Marketing services accounted for 35% of commercial revenue.

Key Commercial Contracts Awarded in the Second Quarter 2020

Commercial contract awards were over $120 million in the second quarter 2020. ICF was awarded more than 700 commercial projects globally during the quarter including:

In Energy Markets:

•	A contract modification with a northeastern U.S. utility for expansion of its residential portfolio of programs.
•	A contract modification with a southwestern U.S. gas utility to provide implementation services for its residential portfolio related to ENERGY STAR® products.
•	Multiple task orders with a western U.S. utility to provide a variety of environmental and planning services.

In Marketing Services:

•	A contract with a U.S. health insurer to provide paid media services and other marketing, communications and digital services.
•	A contract extension with a major U.S. rail transportation system to provide ongoing support services for its loyalty program.
•	A retainer and task orders with a U.S. health insurer to provide ongoing marketing services.
•	Task orders with a U.S. beverage company to continue to provide marketing and public relations services.

Dividend Declaration

On August 4, 2020, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 13, 2020, to shareholders of record on September 11, 2020.

Summary and Outlook

“First half results represented a positive showing for ICF that enables us to reaffirm our full year 2020 guidance for revenue of $1.450 to $1.510 billion and EBITDA of $126.0 million to $136.0 million. GAAP earnings per diluted share are expected to range from $2.85 to $3.15, exclusive of special charges. Non-GAAP diluted EPS is expected to range from $3.50 to $3.80. Per share guidance is based on a weighted average number of shares outstanding of 19.2 million.

“We also are pleased to reaffirm our guidance for operating cash flow of approximately $110 million, significantly ahead of the $91.4 million generated in 2019.

"Our substantial backlog, recession-resistant revenue mix, strong balance sheet and record business development pipeline underpin our confidence in ICF’s ability to operate effectively throughout this period of economic uncertainty and emerge as an even stronger company. Our civilian domain expertise in the high growth, high profile areas of IT modernization, digital transformation and public health; our qualifications and experience in disaster management and mitigation; and our leadership in energy efficiency and advisory work position ICF for continued progress in 2020 and accelerated growth in the periods beyond.

“We appreciate the tremendous commitment that ICF employees have shown to our company and our clients. The ICF culture has been a key driver of our growth thus far and has enabled us to perform well during this health crisis. A key tenet of this culture has focused on embracing diversity and, given recent events, we believe in this more than ever and are thus redoubling our efforts with respect to diversity, equity and inclusion. We have a message on our website that puts forth ICF’s position on social justice, and we encourage all of our stakeholders to read it,” Mr. Wasson concluded.

                                                                          ###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Revenue	$353,987	$366,717	$712,225	$707,971
Direct costs	223,407	235,053	454,023	451,002
Operating costs and expenses:
Indirect and selling expenses	99,255	101,450	202,526	197,969
Depreciation and amortization	5,064	5,595	10,243	10,357
Amortization of intangible assets	3,479	2,077	6,332	4,212
Total operating costs and expenses	107,798	109,122	219,101	212,538

Operating income	22,782	22,542	39,101	44,431
Interest expense	(3,908)	(2,934)	(7,433)	(5,387)
Other income (loss)	349	186	539	(226)
Income before income taxes	19,223	19,794	32,207	38,818
Provision for income taxes	5,567	5,183	7,939	8,889
Net income	$13,656	$14,611	$24,268	$29,929

Earnings per Share:
Basic	$0.73	$0.78	$1.29	$1.59
Diluted	$0.72	$0.76	$1.27	$1.56

Weighted-average Shares:
Basic	18,829	18,805	18,835	18,815
Diluted	19,020	19,133	19,120	19,213

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive loss, net of tax	(164)	(2,853)	(11,287)	(2,570)
Comprehensive income, net of tax	$13,492	$11,758	$12,981	$27,359

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands, except per share amounts)	2020		2019	2020	2019
Reconciliation of Service Revenue
Revenue	$353,987		$366,717	$712,225	$707,971
Subcontractor and other direct costs (3)	(92,789)		(114,381)	(195,625)	(214,280)
Service revenue	$261,198		$252,336	$516,600	$493,691

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$13,656		$14,611	$24,268	$29,929
Other (income) expense	(349)	0	(186)	(539)	226
Interest expense	3,908	0	2,934	7,433	5,387
Provision for income taxes	5,567	0	5,183	7,939	8,889
Depreciation and amortization	8,543	0	7,672	16,575	14,569
EBITDA	31,325		30,214	55,676	59,000
Adjustment related to impairment of intangible assets (4)	—		1,728	—	1,728
Special charges related to acquisitions (5)	98		—	1,942	—
Special charges related to severance for staff realignment (6)	1,078		701	2,848	1,155
Special charges related to facilities consolidations and office closures (7)	—		69	—	69
Adjustment related to bad debt reserve (8)	—		—	—	(782)
Total special charges	1,176		2,498	4,790	2,170
Adjusted EBITDA	$32,501		$32,712	$60,466	$61,170

EBITDA Margin Percent on Revenue (9)	8.8%		8.2%	7.8%	8.3%
EBITDA Margin Percent on Service Revenue (9)	12.0%		12.0%	10.8%	12.0%
Adjusted EBITDA Margin Percent on Revenue (9)	9.2%		8.9%	8.5%	8.6%
Adjusted EBITDA Margin Percent on Service Revenue (9)	12.4%		13.0%	11.7%	12.4%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.72		$0.76	$1.27	$1.56
Adjustment related to impairment of intangible assets	—		0.09	—	0.09
Special charges related to acquisitions	—		—	0.10	—
Special charges related to severance for staff realignment	0.06		0.04	0.15	0.06
Special charges related to facilities consolidations and office closures	—		0.05	—	0.05
Adjustment related to bad debt reserve	—		—	—	(0.04)
Amortization of intangibles	0.18		0.11	0.33	0.22
Income tax effects on amortization, special charges, and adjustments (10)	(0.07)		(0.08)	(0.14)	(0.09)
Non-GAAP EPS	$0.89		$0.97	$1.71	$1.85

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of intangible assets:  We recognized impairment expense of $1.7 million in the second quarter of 2019 related to intangible assets associated with a historical business acquisition.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs, as well as integration costs associated with an acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID -19.

(7) Special charges related to facilities consolidations and office closures:  These costs are exit costs associated with terminated leases or full office closures.  The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Adjustment related to bad debt reserve:  During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size.  The adjustment in 2019 reflects a favorable revision of our prior estimate of collectability based on a third party acquiring the receivables.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 29.0% and 26.2% for the three months ended June 30, 2020 and 2019, respectively, and 24.6% and 22.9% for the six months ended June 30, 2020 and 2019, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$9,064	$6,482
Contract receivables, net	224,379	261,176
Contract assets	150,577	142,337
Prepaid expenses and other assets	19,566	17,402
Income tax receivable	15,455	7,320
Total Current Assets	419,041	434,717
Property and Equipment, net	61,039	58,237
Other Assets:
Goodwill	905,101	719,934
Other intangible assets, net	66,558	25,829
Operating lease - right-of-use assets	139,189	133,965
Other assets	24,596	23,352
Total Assets	$1,615,524	$1,396,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$-
Accounts payable	76,785	134,578
Contract liabilities	30,135	37,413
Operating lease liabilities - current	33,028	32,500
Accrued salaries and benefits	57,872	52,130
Accrued subcontractors and other direct costs	36,112	45,619
Accrued expenses and other current liabilities	25,365	35,742
Total Current Liabilities	269,297	337,982
Long-term Liabilities:
Long-term debt	440,928	164,261
Operating lease liabilities - non-current	121,921	119,250
Deferred income taxes	38,118	37,621
Other long-term liabilities	40,157	22,369
Total Liabilities	910,421	681,483

Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,138,271 and 22,846,374 shares issued at June 30, 2020 and December 31, 2019, respectively; 18,848,522 and 18,867,555 shares outstanding at June 30, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	354,200	346,795
Retained earnings	563,322	544,840
Treasury stock, 4,289,749 and 3,978,819 shares at June 30, 2020 and December 31, 2019, respectively	(189,011)	(164,963)
Accumulated other comprehensive loss	(23,431)	(12,144)
Total Stockholders’ Equity	705,103	714,551
Total Liabilities and Stockholders’ Equity	$1,615,524	$1,396,034

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income	$24,268	$29,929
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt expense	1,153	304
Deferred income taxes	6,070	2,872
Non-cash equity compensation	6,344	7,865
Depreciation and amortization	16,575	14,569
Facilities consolidation reserve	(141)	(134)
Amortization of debt issuance costs	403	254
Impairment of long-lived assets	—	1,728
Other adjustments, net	(1,646)	(450)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(15,050)	(15,508)
Contract receivables	54,729	(46,212)
Prepaid expenses and other assets	(1,866)	(1,609)
Accounts payable	(65,293)	(7,569)
Accrued salaries and benefits	4,658	3,535
Accrued subcontractors and other direct costs	(9,227)	(17,479)
Accrued expenses and other current liabilities	(8,685)	(11,460)
Income tax receivable and payable	(8,158)	(8,733)
Other liabilities	6,667	152
Net Cash Provided by (Used in) Operating Activities	10,801	(47,946)

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(9,015)	(14,516)
Payments for business acquisitions, net of cash acquired	(253,090)	(1,819)
Net Cash Used in Investing Activities	(262,105)	(16,335)

Cash Flows from Financing Activities
Advances from working capital facilities	914,507	378,474
Payments on working capital facilities	(626,159)	(290,354)
Payments on capital expenditure obligations	(1,712)	(1,621)
Debt issue costs	(2,084)	—
Proceeds from exercise of options	37	429
Dividends paid	(5,275)	(5,278)
Net payments for stock issuances and buybacks	(23,024)	(24,158)
Payments on business acquisition liabilities	(1,924)	—
Net Cash Provided by Financing Activities	254,366	57,492
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(480)	107

Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	2,582	(6,682)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	6,482	12,986
Cash, Cash Equivalents, and Restricted Cash, End of Period	$9,064	$6,304

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$7,875	$4,697
Income taxes	$10,123	$15,426

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Energy, environment, and infrastructure	43%	45%	43%	45%
Health, education, and social programs	42%	37%	41%	36%
Safety and security	9%	8%	9%	9%
Consumer and financial services	6%	10%	7%	10%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. federal government	48%	38%	46%	39%
U.S. state and local government	17%	20%	17%	20%
International government	5%	9%	6%	8%
Government	70%	67%	69%	67%
Commercial	30%	33%	31%	33%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Time-and-materials	48%	46%	47%	45%
Fixed-price	35%	40%	36%	40%
Cost-based	17%	14%	17%	15%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.